Exhibit 10.7

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”), executed as of December 31, 2011, but effective as of the Effective Date, is by and among Santander Consumer USA Inc., an Illinois corporation (“Employer”), Banco Santander, S.A., a Spanish sociedad anónima (“Parent”) and Thomas G. Dundon (the “Executive”).

RECITALS

WHEREAS, the Executive, Employer and Parent are party to that certain Employment Agreement, executed as of September 23, 2006 and effective as of December 7, 2006, as amended on August 24, 2009 (the “Original Agreement”); and

WHEREAS, pursuant to that certain Investment Agreement dated as of October 20, 2011 (the “Dundon Investment Agreement”), between Employer and DDFS LLC (f/k/a Dundon DFS LLC), a Delaware limited liability company (“Dundon Holdco”), Dundon Holdco has agreed to purchase and acquire from Employer an aggregate of 5,140,468.58 shares of common stock, no par value of Employer (“Common Stock”);

NOW THEREFORE, Employer, Parent and the Executive agree as follows:

AGREEMENT

1. Purpose. This Agreement amends and restates, in its entirety, the obligations of the parties under the Original Agreement. The purpose of this Agreement is to reflect the transactions contemplated by the Dundon Investment Agreement and the Shareholders Agreement, recognize the importance of the Executive’s continued services to Employer’s future success, to assure Employer of the services of the Executive following the Effective Date, and to provide a single, integrated document which shall provide the basis for the Executive’s continued employment by Employer.

2. Definitions. As used in this Agreement, the following terms have the following meanings:

(a) “Affiliate” means, with respect to any entity, any person or entity, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity and, in the case of Parent, shall include Sovereign BanCorp, Inc. and its Affiliates.

(b) “Board” means the Board of Directors of Employer.

(c) “Cause” means: (a) the Executive’s breach of this Agreement, the Shareholders Agreement or the Loan Agreements in any material respect; (b) the Executive’s gross negligence or willful, material malfeasance, misconduct or insubordination in connection with the performance of his duties hereunder; (c) the Executive’s willful refusal or recurring failure to carry out written directives or instructions of the Board that are consistent with the scope and nature of Executive’s duties and responsibilities set forth herein; (d) the Executive’s willful repeated failure to adhere in any material respect to any material written Employer policy or code of conduct; (e) the Executive’s willful misappropriation of a material business opportunity of Employer, including attempting to secure or securing, any personal profit in connection with any transaction entered into on behalf of Employer; (f) the Executive’s willful misappropriation of any of Employer’s funds or material property; or (g) the Executive’s conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or the equivalent thereof, any other crime involving fraud or theft or any other crime with respect to which imprisonment is a possible punishment or the indictment (or its procedural equivalent) for a felony involving fraud or theft.

(d) “Change of Control” means the occurrence of either of the following events, other than in connection with an IPO:

(i) more than 50% of the equity interests in Employer (excluding any equity interests owned by Executive) are at any time owned directly or indirectly by a person or entity other than Parent and its Affiliates; or

(ii) Employer sells all or substantially all of the assets owned by it, or ceases to engage in the Sub-Prime/Below Prime Business.

(e) “Change of Control Resignation” means a resignation by the Executive for any reason during the thirty-day period following the date that is six months from a Change of Control.

(f) “Competitor” means any person or entity (other than Employer or an Affiliate of Employer) that engages in the Sub-Prime/Below Prime Business.

(g) “Confidential Information” means, without limitation, all documents or information, in whatever form or medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information; business, marketing and operational projections, plans and opportunities; and customer, vendor, and supplier information; but excluding any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by the Executive.

(h) “Effective Date” means the Closing Date, as such term is defined in the Dundon Investment Agreement.

(i) “Employment Termination Date” means the effective date of termination of the Executive’s employment as established under Paragraph 7(h).

(j) “Excise Tax Exception” means any of the exemptions from the applicability of Section 280G as set forth in Section 280G(b)(2).

(k) “Good Reason” means any of the following actions if taken without the Executive’s prior consent: (i) any material failure by Employer to comply with its obligations under Paragraph 6 (Compensation and Related Matters); (ii) any material failure by Employer to comply with its obligations under Paragraph 21 (Assumption by Successor); (iii) a substantial reduction in the Executive’s responsibilities or duties except in accordance with the terms of this Agreement; (iv) any relocation of Executive’s principal place of business of 20 miles or more; (v) materially increasing the travel required of the Executive in the performance of his duties hereunder for a period of more than three consecutive months; (vi) assignment by Employer of duties that are inconsistent with the Executive’s role as President and Chief Executive Officer of Employer; (vii) the reduction in title of the Executive as Chief Executive Officer of Employer or, except as contemplated by the Shareholders Agreement or the articles of incorporation or by-laws of Employer which will be in effect following the consummation of the transactions contemplated by the Dundon Investment Agreement, a material reduction in the responsibilities of the Executive as the Chief Executive Officer of Employer; or (viii) a Change of Control Resignation.

(l) “Inability to Perform” means and shall be deemed to have occurred if the Executive has been determined under Employer’s long-term disability plan as in effect from time to time to be eligible for long-term disability benefits. In the absence of the Executive’s participation in such a plan, “Inability to Perform” means that, in the Board’s sole judgment, the Executive is unable to perform any of the material duties of his regular position because of an illness or injury for (i) 80% or more of the normal working days during six consecutive calendar months or (ii) 50% or more of the normal working days during twelve consecutive calendar months.

(m) “IPO” means the sale of common equity securities in a public offering pursuant to a registration statement under the Securities Act of 1933 by Employer or any other entity substantially all of the assets of which directly or indirectly consist of equity securities of Employer.

(n) “Loan Agreement” means that certain Amended and Restated Loan Agreement, to be dated as of the date hereof, between Dundon Holdco and Banco Santander, S.A., acting through its New York Branch.

(o) “Non-Compete Period” means a period of two years commencing on the first day following the Executive’s termination of employment with Employer; provided, however, that if the Executive’s employment is terminated by Employer for Cause, the Non-Compete Period shall be a period of eighteen (18) months commencing on the first day following the Executive’s termination of employment with Employer. Notwithstanding the foregoing, in the event that Employer delivers written notice to the Executive of Employer’s desire that the term of this Agreement not be extended pursuant to Paragraph 4 (and the term of this Agreement is not extended), then the provisions of Paragraph 10 shall lapse on the last day of the Employment Term unless, on or before the end of the Employment Term, Employer pays the Executive a lump-sum payment that is equal to the sum of the Executive’s Base Salary and Target Bonus in effect on the Employment Termination Date in which case the Non-Compete Period shall be for a period of one year commencing on the first day following the Executive’s termination of employment with Employer (provided, however, that the Executive shall be required to repay such lump sum payment if the Executive engaged or is engaging in any conduct that violates Paragraph 9 in any material respect or engaged, or is engaging, in any material way in any of the Restricted Activities described in Paragraph 10). The Executive agrees to execute a mutual release and waiver of claims against Employer in the form attached as Exhibit A on the date that any such lump-sum payment is paid to the Executive.

(p) “Original Effective Date” means December 7, 2006.

(q) “Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(r) “Purchase Agreement” means the Stock Purchase Agreement, by and among The Governor & Company of the Bank of Scotland, a United Kingdom banking organization, Blake Bozman, Bozman DFS Partnership LP, a Delaware limited partnership, Executive, Dundon DFS Partnership LP, a Delaware limited partnership, Scot Foith, Foith DFS Partnership LP, a Delaware limited partnership, Bradley Reeves, Reeves DFS Partnership LP, a Delaware limited partnership and Parent dated as of September 23, 2006.

(s) “Shareholders Agreement” means the Shareholders Agreement, dated as of December 31, 2011, by and among Employer, Santander Holdings USA, Inc., a Virginia corporation, Dundon Holdco, the Executive, Sponsor Auto Finance Holdings LP, a Delaware limited partnership, and Banco Santander, S.A., a Spanish sociedad anónima (“Banco Santander”).

(t) “Sub-Prime/Below Prime Business” means the business of acquiring from automobile dealers retail installment contracts originated in the United States whose obligors have on average, at origination, FICO scores of less than 660.

(u) “Work Product” means all ideas, works of authorship, inventions and other creations, whether or not patentable, copyrightable, or subject to other intellectual property protection, that are made, conceived, developed or worked on in whole or in part by the Executive while employed by Employer and/or any of its Affiliates, that relate in any manner whatsoever to the business, existing or proposed, of Employer and/or any of its Affiliates, or any other business or research or development effort in which Employer and/or any of its Affiliates engages during the Executive’s employment. Work Product includes any material previously conceived, made, developed or worked on during the Executive’s employment with Drive Financial Services LP and its Affiliates prior to the Original Effective Date.

3. Employment; Prior Agreements. Employer agrees to continue to employ the Executive, and the Executive agrees to continue to be employed, for the period set forth in Paragraph 4, in the position and with the duties and responsibilities set forth in Paragraph 5, and upon the other terms and conditions set out in this Agreement. Any terms of employment between the Executive and Employer in effect prior to the Effective Date, including without limitation the Original Agreement, shall, as of the Effective Date, be terminated and replaced in their entirety by this Agreement without further right or obligation thereunder on the part of either party thereto (other than to pay or provide the Executive any unpaid compensation thereunder).

4. Term. The term of the Agreement shall commence on the Effective Date and extend until the five-year anniversary of the Effective Date, unless sooner terminated as provided in this Agreement (the “Initial Term”). This Agreement shall automatically be extended for additional one-year terms (each, an “Extension Term” and together with the Initial Term, the “Employment Term”) commencing on the day following the end of the Initial Term and each Extension Term unless, at least 90 days prior to the end of the then existing term, either party hereto gives written notice to the other party that it does not desire that this Agreement be so extended.

5. Position and Duties.

(a) During the Employment Term, the Executive shall serve as the President and Chief Executive Officer of Employer and as a member of the Board. In his capacity as President and Chief Executive Officer of Employer, the Executive, subject to the ultimate control and direction of the Board and the provisions, rights and limitations set forth in the Shareholders Agreement and the articles of incorporation and by-laws of Employer, shall have and exercise direct charge of and general supervision over the business and affairs of Employer. In addition, the Executive shall have such other duties, functions, responsibilities, and authority as are from time to time delegated to the Executive by the Board; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to Employer. The Executive shall, at the discretion of the Board, report and be accountable to the Board.

(b) During the Employment Term, the Executive shall devote his full time, skill, and attention and his best efforts to the business and affairs of Employer to the extent necessary to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Executive in or pursuant to this Agreement, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability. Notwithstanding the foregoing, the Executive may (i) subject to the approval of the Board, serve as a director or as a member of an advisory board of an entity that is not a Competitor, (ii) serve as an officer or director or otherwise participate in nonprofit educational, welfare, social, religious and civil organizations, including, without limitation, all such positions and participation in effect as of the Effective Date, and (iii) manage personal and family investments; provided, however, that any such activities as described in (i), (ii) or (iii) of the preceding provisions of this paragraph do not significantly interfere with the performance and fulfillment of the Executive’s duties and responsibilities as an executive of Employer in accordance with this Agreement.

(c) In connection with the Executive’s employment by Employer under this Agreement, the Executive shall be based at the principal executive offices of Employer in Dallas, Texas, except for such reasonable travel as the performance of the Executive’s duties in the business of Employer may require.

(d) All services that the Executive may render to Employer or any of its Affiliates in any capacity during the Employment Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

6. Compensation and Related Matters.

(a) Base Salary. During the Employment Term, Employer shall pay to the Executive for his services under this Agreement an annual base salary (“Base Salary”). At the commencement of the Employment Term, the Base Salary shall be $1,500,000. During the Employment Term, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Board, but in no event shall Employer pay the Executive a Base Salary less than that set forth above during the Employment Term. The Base Salary shall be payable in installments in accordance with the general payroll practices of Employer, or as otherwise mutually agreed upon.

(b) Annual Incentives. During the Employment Term, the Executive will participate in an annual incentive bonus program on terms to be determined by the Board (the “Annual Bonus Plan”). The Executive shall be eligible to receive an annual incentive bonus under the Annual Bonus Plan for each year during the Employment Term, with such Annual Bonus to be earned based upon attainment of performance objectives established and determined by the Board. The Executive’s target annual bonus under the Annual Bonus Plan shall be no less than 100% of the Executive’s then current Base Salary (the “Target Bonus”), with a maximum of up to 250% of the Executive’s then current Base Salary. If owed pursuant to the terms of the Annual Bonus Plan, the Executive’s annual bonus shall be paid on or before March 15 of the immediately succeeding year.

(c) Equity Compensation Plans. During the Employment Term, the Executive will be eligible to participate in any and all equity compensation plans maintained by Employer for the benefit of its employees.

(d) Employee Benefits and Perquisites. During the Employment Term, the Executive will be entitled to (i) participate in all employee benefit plans, programs, and arrangements that are from time to time made available by Employer generally to its senior executives, including without limitation Employer’s life insurance, long-term disability, and health plans and (ii) the perquisites and other fringe benefits that are from time to time made available by Employer generally to its senior executives and to such perquisites and fringe benefits that are from time to time made available by Employer to the Executive in particular, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit. Employer agrees that the employee benefit plans, programs, arrangements, perquisites and other fringe benefits that are made available to the Executive under this Agreement will not be materially diminished in the aggregate from those benefit plans, programs, arrangements, perquisites and other fringe benefits available to the Executive at Drive Financial Services LP and its Affiliates immediately prior to the Effective Date, unless the effect of this provision would be to require Employer to maintain such plan, program, arrangement, perquisite fringe benefit for all or substantially all other employees in which case the covenant contained in this sentence shall not apply thereto. The Executive agrees to cooperate and participate in any medical or physical examinations as may be required by any insurance company in connection with the applications for such life and/or disability insurance policies.

(e) Expenses. The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive during the Employment Term in performing his duties and responsibilities under this Agreement, consistent with Employer’s policies or practices as may from time to time be in effect for reimbursement of expenses incurred by other Employer senior executives.

(f) Vacations. The Executive shall be eligible for vacation, sick pay, and other paid and unpaid time off in accordance with the policies and practices of Employer as may from time to time be in effect. The Executive agrees to use his vacation and other paid time off at such times that are (i) consistent with the proper performance of his duties and responsibilities and (ii) mutually convenient for Employer and the Executive.

(g) Indemnification. Employer shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless the Executive from and against any and all claims, demands, losses, damages, liabilities, judgments, awards, penalties, fines, settlements, costs and expenses (including court costs and reasonable attorneys’ fees) arising from any action, suit or proceeding (whether civil, criminal, administrative, arbitrative or investigative) made against Executive by any person other than Employer or the Parent and its Affiliates to the extent arising out of (i) the management of Employer or its subsidiaries during the term of the Original Agreement and during the Employment Term or (ii) the Executive’s service or status as an officer, manager, employee or agent of Employer or any of its subsidiaries during the term of the Original Agreement and during the Employment Term, and shall advance reasonable expenses incurred by the Executive in connection therewith. For the avoidance of doubt, except as provided in Section 22 hereof, Employer shall not be obligated to indemnify the Executive hereunder in connection with actions, suits or proceedings arising under this Agreement, the Dundon Investment Agreement or the Purchase Agreement or the other agreements entered into in connection therewith. The indemnity provided for in this Section shall be in addition to any indemnity available to the Executive under Employer’s Bylaws or other constituent documents.

7. Termination of Employment.

(a) Death. The Executive’s employment shall terminate automatically upon his death.

(b) Inability to Perform. In the event of the Executive’s Inability to Perform during the Employment Term, Employer may notify the Executive of Employer’s termination of the Executive’s employment.

(c) Termination by Employer for Cause. Employer may terminate the Executive’s employment for Cause. Prior to terminating the Executive’s employment for Cause under this Paragraph 7(c), Employer must provide the Executive with a written notice of its intent to terminate his employment for Cause. Such written notice must specify the particular act or acts or failure(s) to act that form(s) the basis for the decision to so terminate the Executive’s employment for Cause. If such acts or failures may reasonably be remedied or cured, and if such acts or failures have not been the subject of a previous notice and meeting with the Board under this Paragraph 7(c), Executive shall have 15 calendar days following the receipt of the notice required under this Paragraph 7(c), to effect that remedy or cure. In addition, other than a termination under clause (g) of the definition of Cause, the Executive will be given the opportunity within 15 calendar days of his receipt of the notice required by this Paragraph 7(c) to meet with the Board to defend himself with regard to the alleged act or acts or failure(s) to act. If at the conclusion of or following such a meeting, the Board decides to proceed with the termination of the Executive’s employment for Cause, such a termination will be effected by providing the Executive with a Notice of Termination under Paragraph 7(g). Upon or after Employer’s issuance of the notice of intent to terminate the Executive’s employment for Cause, Employer may suspend the Executive with pay pending the Board’s decision whether to proceed with the termination.

(d) Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason. To exercise his right to terminate for Good Reason, the Executive must provide written notice to Employer of his belief that Good Reason exists, and such notice shall describe the circumstance believed to constitute Good Reason. If that circumstance may reasonably be remedied, Employer shall have 30 days to effect that remedy. If not remedied within that 30-day period, the Executive may submit a Notice of Termination; provided, however, that the Notice of Termination invoking the Executive’s right to terminate his employment for Good Reason must be given no later than six months after the later of (i) the first date the Executive knew that Good Reason existed, and (ii) the end of Employer’s 30-day cure period, if applicable (otherwise, the Executive is deemed to have accepted the circumstances) that may have given rise to the existence of Good Reason).

(e) Termination by Employer following Put Option. Employer may, in its discretion, terminate the Executive’s employment within 90 days following any date (the “Put Option Date”) on which the Executive receives full and final payment of the consideration payable in connection with the exercise by Dundon Holdco of either the IPO Put Option or the Deadlock Put Option (each, as defined in the Shareholders Agreement).

(f) Termination by Either Party Without Cause or Without Good Reason. The Executive may terminate the Executive’s employment without Good Reason upon at least three months’ prior written notice to Employer. Employer may terminate the Executive’s employment without Cause upon written notice to the Executive.

(g) Notice of Termination. Any termination of the Executive’s employment by Employer or by the Executive (other than a termination pursuant to Paragraph 7(a)) shall be communicated by a Notice of Termination. A “Notice of Termination” is a written notice that must (i) indicate the specific termination provision in this Agreement relied upon; (ii) in the case of a termination for Inability to Perform, Cause or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision invoked, including the particular act or acts or failure(s) to act that is or are the basis of any termination for Cause or Good Reason; and (iii) if the termination is by the Executive under Paragraph 7(f), or by Employer for any reason, specify the Employment Termination Date. The failure by Employer to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right of Employer or preclude Employer from asserting such fact or circumstance in enforcing Employer’s rights.

(h) Employment Termination Date. The Employment Termination Date shall be as follows: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated by Employer because of his Inability to Perform, for Cause or following the Put Option Date, the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given; (iii) if the Executive’s employment is terminated by the Executive for Good Reason, the date on which the Notice of Termination is given; or (iv) if the termination is under Paragraph 7(f), the date specified in the Notice of Termination, which date shall be no earlier than three months after the date such notice is given if such Notice of Termination is given by the Executive. Notwithstanding the foregoing, in no event shall the Employment Termination Date occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Employment Termination Date”.

(i) Resignation. In the event of termination of the Executive’s employment (for any reason other than the death of the Executive), the Executive agrees that if at such time he is a member of the Board or the board of directors of Parent or is an officer of Employer or a director or officer of any of its Affiliates, he shall be deemed to have resigned from such position(s) effective on the Employment Termination Date; provided, however, that if, upon the termination of Executive’s employment, Dundon Holdco beneficially owns at least 8.5% of the Shares, Executive shall not be deemed to have resigned as a member of the Board or as a director of any of its Affiliates on the Employment Termination Date.

8. Compensation Upon Termination of Employment.

(a) Death. If the Executive’s employment is terminated by reason of the Executive’s death, Employer shall pay to the Executive’s estate by the thirtieth day following the Executive’s death (i) the accrued and unpaid portion of the Executive’s Base Salary through the Employment Termination Date and, subject to any deferral elections made by the Executive, any bonus payable for preceding fiscal year that has otherwise not already been paid (together, the “Compensation Payment”), (ii) any accrued but unused vacation days (the “Vacation Payment”), (iii) any reimbursement for business travel and other expenses to which the Executive is entitled hereunder (the “Reimbursement”), and (iv) 100% of the Base Salary in effect immediately prior to the Employment Termination Date, multiplied by a fraction, the numerator of which is the number of days during the fiscal year up to and including the Employment Termination Date and the denominator of which is 365 (the “Prorated Bonus”).

(b) Inability to Perform. If the Executive’s employment is terminated by reason of the Executive’s Inability to Perform, Employer shall pay to the Executive by the thirtieth day following such termination of employment (i) the Compensation Payment, (ii) the Vacation Payment, (iii) the Reimbursement, and (iv) the Prorated Bonus.

(c) Termination by the Executive Without Good Reason. If the Executive’s employment is terminated by the Executive pursuant to and in compliance with Paragraph 7(f), Employer shall pay to the Executive by the thirtieth day following such termination of employment (i) the Compensation Payment, (ii) the Vacation Payment, and (iii) the Reimbursement.

(d) Termination for Cause. If the Executive’s employment is terminated by Employer for Cause, Employer shall pay to the Executive by the thirtieth day following such termination of employment (i) the Compensation Payment, (ii) the Vacation Payment, and (iii) the Reimbursement.

(e) Termination by Employer Following Put Option. If the Executive’s employment is terminated by Employer pursuant to and in compliance with Paragraph 7(e), Employer shall pay to the Executive by the thirtieth day following such termination of employment (i) the Compensation Payment, (ii) the Vacation Payment, and (iii) the Reimbursement.

(f) Termination by Employer without Cause or by Executive with Good Reason. If the Executive’s employment is terminated by Employer for any reason other than death, Inability to Perform, or Cause, or is terminated by the Executive for Good Reason, Employer shall pay to the Executive by the thirtieth day following such termination of employment (i) the Compensation Payment, (ii) the Vacation Payment, and (iii) the Reimbursement. In addition, subject to the Executive’s execution of a mutual release and waiver of claims against Employer in the form attached as Exhibit A no later than 52 days after the Employment Termination Date and the Executive’s non-revocation of such release, Employer will pay the Executive by the sixtieth day following such termination of employment a lump-sum payment (the “Paragraph 8(f) Lump Sum Payment”) equal to the sum of (x) the Prorated Bonus plus (y) two (2) times the sum of the Executive’s Base Salary and Target Bonus in effect on the Employment Termination Date (the “Severance Payment”); provided, however, that the Executive shall be required to repay the Paragraph 8(f) Lump Sum Payment if:

(i) the Executive engaged or is engaging in any conduct that violates Paragraph 9 in any material respect or engaged, or is engaging, in any material way in any of the Restricted Activities described in Paragraph 10; or

(ii) the Executive is indicted for any felony, other serious criminal offense, or any violation of federal or state securities laws, or has any civil enforcement action brought against him by any regulatory agency, for actions or omissions related to his employment with Employer or any of its Affiliates, or Employer reasonably believes that the Executive has committed any act or omission, either during his employment under this Agreement or, if related to such employment, thereafter, that during his employment would have entitled Employer to terminate his employment for Cause and the Executive is found guilty or enters into a plea agreement, consent decree or similar arrangement with respect to any such criminal or civil proceedings. If any such criminal or civil proceedings do not result in a finding of guilt or the entry of a plea agreement or consent decree or similar arrangement, the Executive shall not be required to repay any amounts hereunder.

(g) No Effect on Other Benefits. The payments provided for in Paragraphs 8(a) through 8(f) do not limit the entitlement of the Executive or his estate or beneficiaries to any amounts payable pursuant to the terms of any applicable disability insurance plan, policy, or similar arrangement that is maintained by Employer for the Executive’s benefit or to any death or other vested benefits to which the Executive may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by Employer for the Executive’s benefit, including any amounts Executive is entitled to pursuant to Paragraph 6(d).

(h) Welfare Benefits. If the Executive’s employment ends on account of termination by Employer for any reason other than for death or Cause, or a termination by the Executive other than for Good Reason, the Executive will receive the benefits described in Paragraphs 6(d) and (g), above, through and including the third anniversary of the Employment Termination Date, other than benefits under Employer’s health insurance plan which shall be provided for the period of time provided by COBRA (such benefits (excluding those under Paragraph 6(g)), collectively, the “Welfare Benefits”).

(i) No Mitigation. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for under this Agreement be reduced by any profits, income, earnings, or other benefits received by the Executive from any source other than Employer or its successor.

(j) Offset. The Executive agrees that Employer may set off against, and he authorizes Employer to deduct from, any payments due to the Executive, or to his heirs, legal representatives, or successors, as a result of the termination of the Executive’s employment any specified amounts which the Board determines in good faith are due and owing to Employer by the Executive, whether arising under this Agreement or otherwise.

(k) Mutual Release. Following receipt of the Executive’s signed mutual release pursuant to this Agreement, Employer and Parent shall have ten (10) days from the date such release becomes irrevocable to execute the release and deliver a copy to the Executive. If Employer or Parent fail to execute such release within the time frame established by the preceding sentence, the release shall be null and void and the Executive shall be entitled to receive any benefits under this Agreement as he would otherwise be entitled to receive had the mutual release been fully executed.

9. Confidential Information.

(a) The Executive acknowledges and agrees that (i) Employer is engaged in a highly competitive business; (ii) Employer has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit Confidential Information; (iii) Employer must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (iv) his participation in or direction of Employer’s day-to-day operations and strategic planning are an integral part of Employer’s continued success and goodwill; (v) given his position and responsibilities, he necessarily will be creating Confidential Information that belongs to Employer and enhances Employer’s goodwill, and in carrying out his responsibilities he in turn will be relying on Employer’s goodwill and the disclosure by Employer to him of Confidential Information; (vi) he will have access to Confidential Information that could be used by any Competitor of Employer in a manner that would irreparably harm Employer’s competitive position in the marketplace and dilute its goodwill; and (vii) he necessarily would use or disclose Confidential Information if he were to engage in competition with Employer.

(b) Employer acknowledges and agrees that the Executive must have and continue to have throughout his employment the benefits and use of its and its Affiliates’ goodwill and Confidential Information in order to properly carry out his responsibilities. Employer accordingly promises upon execution and delivery of this Agreement to provide the Executive immediate access to new and additional Confidential Information and authorize him to engage in activities that will create new and additional Confidential Information.

(c) Employer and the Executive thus acknowledge and agree that during the Executive’s employment with Employer and upon execution and delivery of this Agreement he (i) has received, will receive, and will continue to receive, Confidential Information that is unique, proprietary, and valuable to Employer and/or its Affiliates; (ii) has created, will create, and will continue to create, Confidential Information that is unique, proprietary, and valuable to Employer and/or its Affiliates; and (iii) has benefited, will benefit, and will continue to benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill Employer and its Affiliates have generated and from the Confidential Information.

(d) Accordingly, the Executive acknowledges and agrees that at all times during his employment by Employer and/or any of its Affiliates and thereafter:

(i) all Confidential Information shall remain and be the sole and exclusive property of Employer and/or its Affiliates;

(ii) he will protect and safeguard all Confidential Information;

(iii) he will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of, or legal counsel for, Employer or its Affiliates, to the extent necessary for the proper performance of his responsibilities unless authorized to do so by Employer or compelled to do so by law or valid legal process;

(iv) if he believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information, he will notify Employer in writing within 24 hours after receipt of legal process or other writing that causes him to form such a belief, or as soon as practicable if he receives less than 24 hours’ notice, so that Employer may defend, limit, or otherwise protect its interests against such disclosure;

(v) at the end of his employment with Employer for any reason or at the request of Employer at any time, he will return to Employer all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic; and

(vi) absent the promises and representations of the Executive in this Paragraph 9 and in Paragraph 10, Employer would require him immediately to return any tangible Confidential Information in his possession, would not provide the Executive with new and additional Confidential Information, would not authorize the Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement.

10. Noncompetition and Nondisparagement Obligations. In consideration of Employer’s promises to provide the Executive with new and additional Confidential Information and to authorize him to engage in activities that will create new and additional Confidential Information upon execution and delivery of this Agreement, and the other promises and undertakings of Employer in this Agreement, the Executive agrees that, while he is employed by Employer and/or any of its Affiliates and for the Non-Compete Period, he shall not engage in any of the following activities (the “Restricted Activities”):

(a) he will not directly or indirectly disparage Employer or its Affiliates, any products, services, or operations of Employer or its Affiliates, or any of the former, current, or future officers, directors, or employees of Employer or its Affiliates;

(b) he will not, whether on his own behalf or on behalf of any other person or entity, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for Employer or its Affiliates to leave that employment or cease performing those services;

(c) he will not, whether on his own behalf or on behalf of any other person or entity, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of Employer or any of its Affiliates to cease being a customer, supplier, or vendor of Employer or any of its Affiliates or to divert all or any part of such person’s or entity’s business from Employer or any of its Affiliates; and

(d) he will not associate directly or indirectly, as an employee, officer, director, agent, partner, stockholder, owner, member, representative, or consultant, with any Competitor of Employer or any of its Affiliates (i) in Dallas, Texas, and (ii) in any other region of the United States in which Employer, as of the end of the Employment Term, engaged in the Sub-Prime/Below Prime Business. This restriction extends to the performance by the Executive, directly or indirectly, of the same or similar activities the Executive has performed for Employer or any of its Affiliates or such other activities that by their nature are likely to lead to the disclosure of Confidential Information. The Executive shall not be in violation of this Paragraph 10(d) solely as a result of his investment in stock or other securities of a Competitor or any of its Affiliates listed on a national securities exchange or actively traded in the over-the-counter market if he and the members of his immediate family do not, directly or indirectly, hold more than a total of one percent of all such shares of stock or other securities issued and outstanding. The Executive acknowledges and agrees that engaging in the activities restricted by this Paragraph 10(d) would result in the inevitable disclosure or use of Confidential Information for the Competitor’s benefit or to the detriment of Employer or its Affiliates,

The Executive acknowledges and agrees that the restrictions contained in this Paragraph 10 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set forth in Paragraph 9; that Employer’s promises and undertakings set forth in Paragraph 9, the Executive’s position and responsibilities with Employer, and Employer granting to the Executive ownership in Employer in the form of Employer stock, give rise to Employer’s interest in restricting the Executive’s post-employment activities; that such restrictions are designed to enforce the Executive’s promises and undertakings set forth in Paragraphs 9 and 10 and his common-law obligations and duties owed to Employer and its Affiliates; that the restrictions are reasonable and necessary, are valid and enforceable under Texas law, and do not impose a greater restraint than necessary to protect Employer’s goodwill, Confidential Information, and other legitimate business interests; that he will immediately notify Employer in writing should he believe or be advised that the restrictions are not, or likely are not, valid or enforceable under Texas law or the law of any other state that he contends or is advised is applicable (the “Enforceability Notification”); that the mutual promises and undertakings of Employer and the Executive under Paragraphs 9 and 10 are not contingent on the duration of the Executive’s employment with Employer; and that absent the promises and representations made by the Executive in this Paragraph 10 and Paragraph 9, Employer would require him to return any Confidential Information in his possession, would not provide the Executive with new and additional Confidential Information, would not authorize the Executive to engage in activities that will create new and additional Confidential Information, and would not enter or have entered into this Agreement. Notwithstanding the foregoing, Employer agrees that the Executive’s conduct in providing the Enforceability Notification under this Paragraph 10(d) shall not constitute a waiver of any attorney-client privilege between the Executive and his attorney(s).

11. Intellectual Property.

(a) In consideration of Employer’s promises and undertakings in this Agreement, the Executive agrees that all Work Product will be disclosed promptly by the Executive to Employer, shall be the sole and exclusive property of Employer, and is hereby assigned to Employer, regardless of whether (i) such Work Product was conceived, made, developed or worked on during regular hours of his employment or his time away from his employment, (ii) the Work Product was made at the suggestion of Employer; or (iii) the Work Product was reduced to drawing, written description, documentation, models or other tangible form. Without limiting the foregoing, the Executive acknowledges that all original works of authorship that are made by the Executive, solely or jointly with others, within the scope of his employment and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and are therefore owned by Employer from the time of creation.

(b) The Executive agrees to assign, transfer, and set over, and the Executive does hereby assign, transfer, and set over to Employer, all of his right, title and interest in and to all Work Product, without the necessity of any further compensation, and agrees that Employer is entitled to obtain and hold in its own name all patents, copyrights, and other rights in respect of all Work Product. The Executive agrees to (i) cooperate with Employer during and after his employment with Employer in obtaining patents or copyrights or other intellectual property protection for all Work Product; (ii) execute, acknowledge, seal and deliver all documents tendered by Employer to evidence its ownership thereof throughout the world; and (iii) cooperate with Employer in obtaining, defending and enforcing its rights therein.

(c) The Executive represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between the Executive and any other person or entity. The Executive further represents that he has no other employment or undertakings that might restrict or impair his performance of this Agreement. The Executive will not in connection with his employment by Employer, use or disclose to Employer any confidential, trade secret, or other proprietary information of any previous employer or other person that the Executive is not lawfully entitled to disclose.

12. Reformation. If the provisions of Paragraphs 9, 10, or 11 are ever deemed by a court to exceed the limitations permitted by applicable law, the Executive and Employer agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

13. Assistance in Litigation. After the Employment Term, the Executive shall, upon reasonable notice, furnish such information and assistance to Employer or any of its Affiliates as may reasonably be requested by Employer in connection with any litigation in which Employer or any of its Affiliates is, or may become, a party. Employer shall reimburse the Executive for all reasonable out-of-pocket expenses, including travel expenses, incurred by the Executive in rendering such assistance, but shall have no obligation to compensate the Executive for his time in providing information and assistance in accordance with this Paragraph 13.

14. No Obligation to Pay. With regard to any payment due to the Executive under this Agreement, it shall not be a breach of any provision of this Agreement for Employer to fail to make such payment to the Executive if (i) Employer is legally prohibited from making the payment; (ii) Employer would be legally obligated to recover the payment if it was made; or (iii) the Executive would be legally obligated to repay the payment if it was made.

15. Survival. The expiration or termination of this Agreement and/or the Employment Term will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein or in the Release. In addition to the foregoing, Employer’s obligations under Paragraphs 6(g), 8 and 17, and the Executive’s obligations under Paragraphs 9, 10, 11 and 13, will survive the expiration or termination of this Agreement and/or the Employment Agreement.

16. Withholding Taxes. Employer shall withhold from any payments to be made to the Executive pursuant to this Agreement such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

17. Excise Tax Provisions in Connection with a Change of Control.

(a) If there occurs a transaction that constitutes a “change of control” under Regulation 1.280G and, immediately prior to the consummation of such change of control, Employer is an entity whose stock is readily tradable on an established securities market (or otherwise) such that Excise Tax Exemption is not available, the following provisions will apply:

(i) In the event it shall be determined that any Payment is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Paragraph 17(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the

Payment does not exceed 110% of the greatest amount that could be paid to Executive without giving rise to any Excise Tax (the “Safe Harbor Amount”), then no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the Payment, in the aggregate, is reduced to the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the Severance Payment, second by reducing the Prorated Bonus and third by reducing the Welfare Benefits. Employer’s obligation to make the Gross-Up Payment under this Paragraph 17 shall not be conditioned upon the Executive’s termination of employment.

(ii) All determinations required to be made under this Paragraph 17, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm selected by Employer (the “Accounting Firm”) which shall provide detailed supporting calculations both to Employer and the Executive within ten business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Employer; provided that for purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of the Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by Employer. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon Employer and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that, the amount of the Gross-Up Payment determined by the Accounting Finn to be due to (or on behalf of) the Executive was lower than the amount actually due (“Underpayment”). In the event that Employer exhausts its remedies pursuant to Paragraph 17(a) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Executive.

(iii) The Executive shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty day period following the date on which it gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies the

Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give Employer any information reasonably requested by Employer relating to such claim, (ii) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer, (iii) cooperate with Employer in good faith in order to effectively contest such claim and (iv) permit Employer to participate in any proceedings relating to such claim; provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph 17(a), Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, further, that if Employer pays such claim and directs the Executive sue for a refund, Employer shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment; provided, further, that if the Executive is required to extend the statute of limitations to enable Employer to contest such claim, the Executive may limit this extension solely to such contested amount. Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv) If, after the receipt by the Executive of a Gross-Up Payment or payment by Employer of an amount on the Executive’s behalf pursuant to Paragraph 17(a)(iii), the Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, the Executive shall (subject to Employer’s complying with the requirements of Paragraph 17(a)) promptly pay to Employer the corresponding amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by Employer of an amount on the Executive’s behalf pursuant to Paragraph 17(a)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Employer does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such payment shall be forgiven and shall not be required to be repaid and the amount of such payment shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

(v) Any Gross-Up Payment, as determined pursuant to this Paragraph 17, shall be paid by Employer to the Executive within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Paragraph 17(a)(iii) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Paragraph 17, Employer may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, the appropriate portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

18. Notices. All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, or (b) when deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

if to Employer, at:

Drive Financial Services LP

8585 N. Stemmons Frwy.

Suite 1100-North

Dallas, TX 75247

Attention: General Counsel

If to Parent, at:

Banco Santander, S.A.

Ciudad Grupo Santander

Arrecife, 1 Planta

Boadilla del Norte s/n – 28660

Madrid, Spain

Attention: Juan Rodriguez lnciarte, Director General

Telephone: 34-91-289-5393

In each case, with a copy

(which copy shall not

constitute notice) to each of:

Pablo Castilla Reparaz

Ciudad Grupo Santander

Edificio Pereda Planta 0

Avenida Cantabria

Boadilla del Monte s/n – 28660

Madrid, Spain

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention: Joel F. Herold, Esq.

Facsimile: (212) 474-3700

If to the Executive, at the Executive’s then-current home address on file with Employer, with a copy (which copy shall not constitute notice) to:

Bell Nunnally & Martin LLP

Attn: James A. Skochdopole

3232 McKinney Avenue, Suite 1400

Dallas, Texas 75204

19. Injunctive Relief. The Executive acknowledges and agrees that Employer would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Paragraphs 9, 10 and 11 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Executive agrees that Employer shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event the Executive breaches or threatens to breach any of the provisions of such Paragraphs, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement by the Executive, but shall be in addition to all other remedies available to Employer at law or equity.

20. Binding Effect; No Assignment by the Executive; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns; provided, however, that the Executive shall not assign or otherwise transfer this Agreement or any of his rights or obligations herein. Subject to Paragraph 21, Employer is authorized to assign or otherwise transfer this Agreement or any of its rights or obligations herein to an Affiliate of Employer so long as such Affiliate is a successor or assignee (whether direct or indirect, by purchase, merger, consolidation, contribution, assignment, restructuring or otherwise) of all or substantially all of the business and/or assets of Employer. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

21. Assumption by Successor. Employer shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, contribution, assignment, restructuring or otherwise) to all or substantially all the business and/or assets of Employer, by agreement in writing in form and substance reasonably satisfactory to the Executive, expressly, absolutely, and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession or assignment had taken place. If Employer fails to obtain such agreement by the effective time of any such succession or assignment, such failure shall be considered Good Reason; provided, however, that the compensation to which the Executive would be entitled upon a termination for Good Reason pursuant to Paragraph 8(f) shall be the sole remedy of the Executive for any failure by Employer to obtain such agreement. As used in this Agreement, “Employer” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, contribution, assignment, restructuring or otherwise) to all or substantially all the business and/or assets of Employer that executes and delivers the agreement provided for in this Paragraph 21 or that otherwise becomes obligated under this Agreement by operation of law.

22. Arbitration. All disputes and controversies arising under or in connection with this Agreement other than requests for equitable relief pursuant to Paragraph 19 which may, at Employer’s option, be brought in any court of competent jurisdiction, shall be settled by arbitration conducted before one arbitrator sitting in Dallas, Texas, or such other location agreed by the parties hereto, in accordance with the Federal Arbitration Act and the rules for expedited resolution of employment disputes of the American Arbitration Association then is effect. The determination of the arbitrator shall be made within thirty days following the close of the hearing on any dispute or controversy and shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

23. Costs of Proceedings. Except as expressly provided in the next sentence, each party shall pay its own costs, legal, accounting and other fees and all other expenses associated with entering into and enforcing its rights under this Agreement. Employer shall pay to the Executive all reasonable legal fees and expenses incurred by the Executive in successfully obtaining, enforcing or securing (i) any material right or benefit provided by this Agreement or (ii) any award or payment received in connection with the breach of such material right or benefit.

24. Section 409A.

(a) To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Code, or an exemption or exclusion therefrom, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A of the Code”). The Executive acknowledges that he has been advised to consult with an attorney and any other advisors of the Executive’s choice prior to executing this Agreement, and the Executive further acknowledges that, in entering into this Agreement, he has not relied upon any representation or statement made by any agent or representative of Employer or its Affiliates that is not expressly set forth in this Agreement, including, without limitation, any representation with respect to the consequences or characterization (including for purpose of tax withholding and reporting) of the payment of any compensation or benefits hereunder under Section 409A of the Code and any similar sections of state tax law. Notwithstanding any provision of any Employer Plan (as defined below) to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, any provision that would cause this Agreement or a payment, distribution or other benefit hereunder to fail to satisfy the requirements of Section 409A shall have no force or effect until amended in the least restrictive manner necessary to comply with Section 409A of the Code, which amendment may be retroactive to the extent permitted by Section 409A of the Code.

(b) No alienation, set-offs, etc. Neither the Executive nor any creditor or beneficiary of the Executive shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with Employer or any of its Affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Employer Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to or for the benefit of the Executive under any Employer Plan may not be reduced by, or offset against, any amount owing by the Executive to Employer or any of its Affiliates.

(c) Possible six-month delay. If, at the time of the Executive’s separation from service (within the meaning of Section 409A of the Code), (i) the Executive shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by Employer from time to time), and (ii) Employer shall make a good faith determination that an amount payable under an Employer Plan constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then Employer (or an Affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first business day following the end of the sixth month following such separation from service.

(d) Permissible Payments. Notwithstanding any contrary provision herein, the Executive’s right to any payment under this Agreement shall be treated as the right to a series of separate payments, as defined under Treas. Reg. Section 1.409A -2(b)(2). The Executive shall have no right to designate the date of any payment hereunder. With respect to payments made under this Agreement that are subject to Section 409A of the Code (and not excepted therefrom), it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A of the Code.

(e) Reimbursements/In-Kind Benefits. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

25. Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.

26. Entire Agreement. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and shall, as of the Effective Date, supersede all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement, including without limitation the Original Agreement.

27. Modification; Waiver. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by the party against whom any such amendment, modification or waiver is sought to be enforced. Each party to this Agreement acknowledges and agrees that no breach of this Agreement by the other party or failure to enforce or insist on its or his rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.

28. Rules of Construction. The following provisions shall be applied wherever appropriate herein: (a) “herein,” “hereby,” “hereunder,” “hereof,” “hereto” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) “including” means “including without limitation” and is a term of illustration and not of limitation; (c) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (d) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (e) this Agreement has been jointly prepared by the parties hereto and shall not be construed against any person as the principal draftsperson hereof or thereof; (f) any section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement; (g) any references herein to a particular Paragraph, Article, Exhibit or Schedule means a Paragraph or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified; and (h) all references to days shall mean calendar days unless otherwise provided.

29. Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

30. Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

31. Time. Time is of the essence in the performance of this Agreement.

32. Effectiveness. This Agreement is being executed and delivered by the parties hereto as of the date first set forth above and shall be the valid and binding agreement of the parties hereto as of such date; provided, however, that in the event the Effective Date does not occur, this Agreement shall be void ab initio and of no further force and effect, and the Original Agreement shall continue to remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts as of the day and year firsts above written

BANCO SANTANDER, S.A.

By:	/s/ Alberto Sanchez
Name:
Title:

SANTANDER CONSUMER USA INC.

By:
Name:
Title:

THOMAS G. DUNDON

[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts as of the day and year first above written.

BANCO SANTANDER, S.A.

By:
Name:
Title:

SANTANDER CONSUMER USA INC.

By:	/s/ Eldridge A. Burns Jr.
	Name:	Eldridge A. Burns Jr.
	Title:	Chief Legal Officer / Secretary

THOMAS G. DUNDON

[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts as of the day and year first above written.

BANCO SANTANDER, S.A.

By:
Name:
Title:

SANTANDER CONSUMER USA INC.

By:
Name:
Title:

THOMAS G. DUNDON

/s/ THOMAS G. DUNDON

[Signature Page to Employment Agreement]

Dundon — Signature Page to the Employment Agreement

EXHIBIT A

GENERAL RELEASE

THIS GENERAL RELEASE is entered into among Santander Consumer USA Inc., an Illinois corporation (“Employer”), Banco Santander, S.A., a Spanish sociedad anónima (together with Employer, the “Employer Group”), and Thomas G. Dundon (the “Employee”) as of the              day of             . The Employer Group and the Employee agree as follows:

1. Employment Status. The Employee’s employment with the Employer Group shall terminate effective as of             ,         .

2. Payment and Benefits. Upon the effectiveness of this Release as set forth in Paragraphs 12 and 13 hereof, Employer shall provide the Employee with the payments and benefits set forth in Paragraph 8 of the Amended and Restated Employment Agreement among members of the Employer Group and the Employee, dated as of December 31, 2011 (as amended from time to time, the “Employment Agreement”).

3. No Liability. This Release does not constitute an admission by the Employer Group, or any of their subsidiaries, affiliates, divisions, trustees, officers, directors, partners, agents, or employees, or by the Employee, of any unlawful acts or of any violation of federal, state or local laws.

4. Employee Release. In consideration of the payments and benefits set forth in Paragraph 8 of the Employment Agreement, the Employee for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively, “Employee Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Employer Group and each of their subsidiaries, affiliates, divisions, successors, assigns, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Employer Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether pursuant to contract or in law or equity or otherwise and whether arising under any and all federal, state, local, county and/or municipal statutes, regulations, rules, and/or ordinances, including, without limitation, Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Equal Pay Act of 1962, Chapter 21 of the Texas Labor Code and Section 451 of the Texas Labor Code and/or claims under the Constitutions of the United States and/or the State of Texas or any other unlawful criterion or circumstance, which Employee Releasors had, now have, or may have or claim to have in the future against each or any of the Employer Releasees by reason of any matter, cause or thing occurring, done or omitted to be done from the beginning of the world until the date of the execution of this Release (the “Employee Released Claims”); provided, however, that nothing herein shall release Employer from

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(i) any obligation under Paragraphs 6(d), 6(e), 8, 17 or 23 of the Employment Agreement, (ii) any right of indemnification or to director and officer liability insurance coverage under any Employer organizational documents or at law under any plan or agreement and applicable to the Employee or (iii) any obligations or restrictions under the Dundon Investment Agreement, the Purchase Agreement or the Shareholders Agreement (as such terms are defined in the Employment Agreement) and nothing herein shall impair the right or ability of any party thereto to enforce such provisions in accordance with the terms of the Dundon Investment Agreement, the Purchase Agreement or the Shareholders Agreement.

Nothing in this Release is intended to interfere with the Employee’s right to make a complaint or claim with a federal or state administrative agency including, for example, the National Labor Relations Board, the Equal Employment Opportunity Commission or the Texas Workforce Commission. However, by executing this Release, the Employee hereby waives the right to recover in any proceeding that the Employee may bring before the Equal Employment Opportunity Commission or any federal or state administrative agency or in any proceeding brought by the Equal Employment Opportunity Commission or any state human rights commission on the Employee’s behalf. In addition, this release is not intended to interfere with the Employee’s right to challenge that his waiver of any and all AREA claims pursuant to this Release is a knowing and voluntary waiver, notwithstanding the Employee’s specific representation to the Employer Group that he has entered into this Agreement knowingly and voluntarily and that he has been advised by the Employer Group to consult with an attorney of his choice regarding same.

5. Employer Release. The Employer Group on behalf of itself and its subsidiaries, affiliates, divisions, successors, assigns, officers, directors, agents, partners and current and former employees (collectively, the “Employer Releasors” and together with the Employee Releasors, the “Releasing Parties”) agrees to and does hereby irrevocably and unconditionally release, acquit and forever discharge the Employee, and his heirs, executors, administrators, representatives, successors and assigns (hereinafter collectively referred to as the “Employee Releasees”), with respect to and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs) of any kind whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law, which the Releasors had, now have, or may have or claim to have in the future against each or any of the Employee Releasees by reason of any matter, course or thing whatsoever from the beginning of the world until the date of execution of this Release (the “Employer Released Claims” and, together with the Employee Released Claims, the “Released Claims”); provided, however, that nothing herein shall release the Employee from (i) obligations or restrictions arising under or referred to or described in the Employment Agreement and nothing herein shall impair the right or ability of Employer to enforce such provisions in accordance with the terms of the Employment Agreement, (ii) any claims arising out of the Employee’s fraud or willful misconduct in connection with the conduct of the business of the Employer Group or (iii) any obligations or restrictions under the Dundon Investment Agreement, the Purchase Agreement or the Shareholders Agreement (as such terms are defined in the Employment Agreement) and nothing herein shall impair the right or ability of any party thereto to enforce such provisions in accordance with the terms of the Dundon Investment Agreement, the Purchase Agreement or the Shareholders Agreement.

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6. No Additional Facts; Bar. Each of the Releasing Parties hereby expressly waives any rights such Releasing Party may have under the statutes of any jurisdiction or common law principles of similar effect, to preserve Released Claims that such Releasing Party does not know or suspect to exist in such Releasing Party’s favor at the time of executing this Release. Each of the Releasing Parties understands and acknowledges that it may discover facts different from, or in addition to, those which it knows or believes to be true with respect to the claims released herein, and agrees that this release shall be and remain effective in all respects notwithstanding any subsequent discovery of different and/or additional facts. Should any Releasing Party discover that any fact relied upon in entering into this release was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, no Releasing Party shall be entitled to any relief as a result thereof, and the undersigned surrenders any rights it might have to rescind this release on any ground. This release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever. The Employee acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Employer Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Employer Releasee may recover from the Employee all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees. The Employer Group acknowledges and agrees that if it should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against any of the Employee Releasees with respect to any cause, matter or thing which is the subject of the release under Paragraph 5 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Employee Releasee may recover from Employer all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

7. Restrictive Covenants. The Employee acknowledges that the provisions of Paragraphs 9, 10, 11 and 12 of the Employment Agreement shall continue to apply pursuant to their terms notwithstanding the termination of the Employment Agreement.

8. No Assignment of Released Claims. Each Releasing Party represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Released Claim.

9. Severability. If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part of degree will remain in full force and effect to the extent not held invalid or unenforceable.

10. Amendment. This Release may not be amended, modified or waived except in a writing signed by the party against whom any such amendment, modification or waiver is sought to be enforced.

11. Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles.

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12. Acknowledgment. The parties hereto have read this Release, understand it, and voluntarily accept its terms, and the Employee acknowledges that he has been advised by Employer to seek the advice of legal counsel before entering into this Release, and has been provided with a period of twenty-one (21) days in which to consider entering into this Release.

13. Revocation. The Employee has a period of seven (7) days following the execution of this Release during which the Employee may revoke this Release, and this Release shall not become effective or enforceable until such revocation period has expired. lf, within the ten (10) day period following such expiration, Employer or Parent fails to execute this Release, then this Release shall become null and void and have no force or effect.

14. Counterparts. This Release may be executed by the parties hereto in counterparts, which taken together shall be deemed one original.

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IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

Thomas G. Dundon

Santander Consumer USA Inc.

By:
Title:

Banco Santander, S.A.

By:
Title:

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